Exhibit (a)(1)(C)
ELECTION TO EXCHANGE

To:	Diamond Management & Technology Consultants, Inc.
875 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611
Telephone: (312) 255-5000
Fax: (312) 255-4790
Attention: Karen McLaughlin
E-mail: equity.programs@diamondconsultants.com

From:	[Eligible Person’s Name]
     I have received and read the exchange offer, dated August 3, 2006, including the annexes thereto (the Exchange Offer), and this election to exchange form (the Election Form which, together with the Exchange Offer, as each may be amended from time to time, constitutes the Offer). All capitalized terms used in this Election Form but not defined have the same respective meanings as in the Exchange Offer.
     Subject to the terms and conditions of the Offer, I understand that I may elect to exchange my Eligible Options and Eligible SARs identified on this Election Form for an amount of either cash or the equivalent number of shares of Diamond common stock, with any fractional common stock interests being rounded up to the nearest whole unit.
     By executing and delivering this Election Form, I acknowledge and agree that:
•	Diamond’s acceptance of all of the Eligible Options and/or Eligible SARs I elect to exchange pursuant to the Offer (the Tendered Options and Tendered SARs) will constitute a binding agreement between Diamond and me upon the terms and subject to the conditions of the Offer. Upon Diamond’s acceptance (i) of the Tendered Options, all the Tendered Options will be cancelled and I will have no right to purchase stock under the terms and conditions of the cancelled Tendered Options and all my option agreements relating to the Tendered Options will be automatically rendered null and void and I will have no right to purchase stock under the terms and conditions of the cancelled option agreements and (ii) of the Tendered SARs, all the Tendered SARs will be cancelled and I will have no right to receive consideration under the terms and conditions of the cancelled Tendered SARs and all my SARs agreements relating to the Tendered SARs will be automatically rendered null and void and I will have no right to receive consideration under the terms and conditions of the cancelled SARs agreements;

•	under the circumstances set forth in the Exchange Offer, Diamond may terminate or amend the Offer and postpone its acceptance and cancellation of any options or SARs elected for exchange. In such event, the Tendered Options or Tendered SARs will not be accepted and the options, the option agreements, SARs and SARs agreements related to them will remain in effect and unchanged;

•	if I elected to receive common shares, the common shares issued to me in the exchange will be governed by the provisions, restrictions, terms, conditions and other limitations in our organizational documents;

•	I authorize Mercer, if applicable, to apply appropriate withholding taxes to my payroll account whether I elect to receive cash or Diamond common shares in the exchange;

•	in order to receive either cash or the equivalent value of Diamond common shares in the exchange, I must hold Eligible Options or Eligible SARs and have been a non-U.S. employee of those certain non-U.S. Diamond subsidiaries that have been sold to Mercer or I transferred from Diamond’s U.K. subsidiary to Mercer and I must have been a Mercer employee on August 1, 2006 (as described in the Exchange Offer); and

•	Diamond has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the Offer.

     Please check the box below which represents your election decision with respect to grants of the Eligible Options listed in the table below.
☐	I elect to tender ALL of my Eligible Options set forth below.

☐	I elect to tender SOME of my Eligible Options set forth below. I have checked the box to the far right of those Eligible Options I wish to tender.

☐	I elect to tender NONE of my Eligible Options set forth below.
     The following listed options are eligible for exchange pursuant to the terms and conditions of the Offer.

I Tender the
		Outstanding	Eligible
Grant	Exercise	and	OptionsGrant(s)
Date	Price	Vested(1)	Checked Below

☐

☐

Totals

(1)	As of the date of this Offer.
     Please check the box below which represents your election decision with respect to grants of the Eligible SARs listed in the table below.
☐	I elect to tender ALL of my Eligible SARs set forth below.

☐	I elect to tender SOME of my Eligible SARs set forth below. I have checked the box to the far right of those Eligible SARs I wish to tender.

☐	I elect to tender NONE of my Eligible SARs set forth below.
     The following listed SARs are eligible for exchange pursuant to the terms and conditions of the Offer.

I Tender the
		Outstanding	Eligible
Grant	Exercise	and	SARsGrant(s)
Date	Price	Vested(1)	Checked Below

☐

☐

Totals

(1)	As of the date of this Offer.
     If you have elected to tender any of your Eligible Options and/or Eligible SARs, please check the box below which represents your election decision with respect to whether you wish to receive cash or shares of Diamond common stock for your Eligible Options and/or Eligible SARs.
☐	I wish to receive CASH for my Tendered Options and Tendered SARs.

☐	I elect to receive SHARES OF DIAMOND COMMON STOCK for my Tendered Options and Tendered SARs.
     If you have elected to receive shares of Diamond Common Stock for any Tendered Options and Tendered SARs, please check the box below which represents your election decision with respect to how you would like the shares of Diamond common stock delivered.
☐	I wish to receive the Diamond common shares via electronic transfer to my Smith Barney account that I maintained while I was an employee of Diamond.

☐	I wish to receive the Diamond common shares via electronic transfer to my personal brokerage account that I have designated on this Election Form.

☐	I wish to receive the Diamond common shares from the transfer agent at the address I have designated on this Election Form.
     If you fail to designate either of the choices with respect to the delivery of Diamond common stock, we will deliver the Diamond common shares via electronic transfer to your Smith Barney account that you maintained while you were an employee of Diamond.
     Subject to, and effective upon, Diamond’s acceptance of the Tendered Options and Tendered SARs in accordance with the terms and conditions of this Offer, I hereby sell, assign and transfer to Diamond Management & Technology Consultants, Inc., a Delaware corporation, all right, title and interest in and to the Tendered Options and Tendered SARs indicated above. All authority herein conferred or agreed to be conferred will not be affected by, and will survive my death or incapacity, and any obligation of mine hereunder will be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.
     By signing and returning the Election Form, I represent and warrant to Diamond:
•	I have full power and authority to elect to exchange the Tendered Options and Tendered SARs and, when and to the extent the Tendered Options and Tendered SARs are accepted for exchange by Diamond, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer, other than pursuant to the applicable option and SARs agreements, and the Tendered Options and Tendered SARs will not be subject to any adverse claims;

•	upon request, I will execute and deliver any additional documents deemed by Diamond to be necessary or desirable to complete the exchange of my Tendered Options and Tendered SARs; and

•	I have received, read and fully understand Diamond Management & Technology Consultants, Inc.’s Offer to Exchange From Eligible Persons All Outstanding Vested Stock Options and Stock Appreciation Rights for Either Cash or the Equivalent Value of Shares of Common Stock dated August 3, 2006 (the “Exchange Offer”). I agree that all English-language terms of the Exchange Offer will be legally binding and hereby elect to accept, and participate in, the Offer subject to the aforementioned terms.

Brazil. Eu declaro, para todos os fins de direito, ter recebido e entendido integralmente os documentos em lingua inglesa relativos à oferta para conversão em ações e, dessa forma, aceito participar no plano que está sendo oferecido.

France. Je déclare avoir reçu, lu et compris l’ensemble des termes de l’Offre d’Echange de Diamond Management & Technology Consultants, Inc. par les Personnes Eligibles portant sur des Options Acquises en Circulation et Droits à la Plus-Value des Actions en Circulation en date de 3 août, 2006 (l’"Offre d’Echange”). Je reconnais que les expressions de l’Offre d’Echange employées en langue anglaise sont considérées comme contraignantes légalement et accepte par les présentes de participer à l’Offre soumise aux conditions ci-dessus.

Germany. Ich habe das englischsprachige Umtauschangebot der Diamond Management & Technology Consultants, Inc. (Offer to Exchange From Eligible Persons All Outstanding Vested Options and Stock Appreciation Rights for Shares of Common Stock) vom August 3, 2006 (das “Umtauschangebot”) erhalten und bestätige hiermit, dass ich alle Bedingungen des Umtauschangebotes in englischer Sprache gelesen und verstanden habe. Ich erkenne hiermit die englischsprachigen Bedingungen des Umtauschangebotes vollumfänglich als verbindlich an und erkläre hiermit, dass ich das Umtauschangebot nach Maßgabe seiner Bedingungen annehme.

Spain. He recibido, leído y comprendido en su totalidad la oferta de Diamond Management & Technology Consultants, Inc. dirigida a las personas (Eligible Persons) que cumplan los requisitos para canjear todas las opciones concedidas que estén en circulación (Outstanding Vested Options) y todos los derechos de apreciación sobre acciones (Stock Apreciation Rights) por acciones ordinarias de fecha de 3 de agosto de 2006 (la “Oferta”). Por la presente acepto que todos los términos en inglés de la Oferta de Canje son legalmente obligatorios y elijo participar en la Oferta con sujeción a los términos antes mencionados.

Date: , 2006
Signature of Eligible Person

Printed Name

Address	Brokerage Account Information if other than Smith Barney Account

E-mail Address
     When you have completed, signed and dated this Election to Exchange Form, return it by fax to Karen McLaughlin at (312) 255-4790, e-mail it to equity.programs@diamondconsultants.com or mail to the following address, to be received no later than 5:00 pm central time on the Expiration Date:

Diamond Management & Technology Consultants, Inc.
875 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611
Attention: Karen McLaughlin
Tel.: (312) 255-5000

INSTRUCTIONS FOR ELECTION TO EXCHANGE
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
     1. Delivery of Election Form. You must deliver a properly completed and duly executed original of the Election Form, with respect to any Eligible Options or Eligible SARs grants that you elect to exchange, to Diamond by fax to Karen McLaughlin at (312) 255-4790 or by e-mail to equity.programs@diamondconsultants.com for our receipt no later than 5:00 P.M., central time, on August 31, 2006 (the Expiration Date). Alternatively, you may mail your completed Election Form to Karen McLaughlin at the address set forth on the Election Form for our receipt no later than 5:00 P.M., central time, on the Expiration Date. You must submit your Election Form by facsimile, e-mail, mail or personal or courier delivery. No other methods of delivery will be accepted.
     THE METHOD BY WHICH YOU CAN DELIVER ANY REQUIRED DOCUMENT IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED EFFECTIVE ONLY WHEN ACTUALLY RECEIVED BY DIAMOND. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. WE PLAN TO SEND YOU AN E-MAIL TO YOU WITHIN TWO BUSINESS DAYS, ACKNOWLEDGING OUR RECEIPT OF YOUR ELECTION FORM.
     We intend to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by September 1, 2006 or such later date if the offer is extended.
     You may withdraw the Eligible Options or Eligible SARs you have elected to exchange pursuant to the Offer at any time prior to the Expiration Date. If we extend the Offer beyond that time, you may withdraw your Eligible Options or Eligible SARs at any time until the extended expiration of the Offer.
     To withdraw Eligible Options or Eligible SARs you must deliver a written notice of withdrawal, with the required information to Diamond while you still have the right to withdraw the elected Eligible Options or Eligible SARs. You may not rescind any withdrawal, but you may re-elect to exchange Eligible Options or Eligible SARs. Any options or SARs you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer unless you properly re-elect to exchange those options or SARs before the Expiration Date by following the procedures described above and in the Offer to Exchange.
     Diamond will not accept any alternative, conditional or contingent elections. By execution of this Election Form, you waive any right to receive any notice of the acceptance of your election, except as provided for in the Offer to Exchange.
     2. Election to Exchange. Whether you elect to exchange ALL, SOME OR NONE of your Eligible Options pursuant to the Offer, you must check the box on page 2 of the Election Form. Whether you elect to exchange ALL, SOME OR NONE of your Eligible SARs pursuant to the Offer, you must check the box on page 2 of the Election Form. You must also check the box on page 3 of the Election Form to elect to receive cash or Diamond common stock (and the form of delivery should you choose Diamond common stock).
     3. Signatures on Election to Exchange. The Election Form must be signed by the holder of the Eligible Options and Eligible SARs and the signature must correspond with the name as written on the face of the agreement or agreements to which the Eligible Options or Eligible SARs are subject without alteration or any change whatsoever. If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary capacity, that person should so indicate when signing and submit proper evidence with the Election Form of the authority of that person to so act.
     4. Requests for Assistance or Additional Copies. Please direct any questions or requests for assistance, as well as requests for additional copies of the Exchange Offer or this Election Form to Karen McLaughlin at (312) 255-5071 or e-mail her at Karen.mclaughlin@diamondconsultants.com, or call Lorna E. Liposky at (312) 268-3081 or e-mail her at lorna.liposky@diamondconsultants.com.
     5. Irregularities. Diamond will determine, in its sole discretion, all questions as the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Diamond’s determination of these matters will be final and binding on all parties. Diamond may reject any Election Form or Tendered Options or Tendered SARs to the extent that it determines they were not properly executed, completed or delivered or to the extent that Diamond determines it is unlawful to accept the Tendered Options or Tendered SARs. Diamond, in its sole discretion, may waive any of the conditions to the Offer or any defect or irregularity in any Election Form with respect to any particular options or SARs or any particular option or SARs holder. No options or SARs will be deemed to be properly tendered until all defects or irregularities have been cured by the option or SARs holder tendering the options or SARs or waived by Diamond. Neither Diamond nor any other person is obligated to give notice of receipt of any Election Form or for any defects or irregularities involved in the exchange of any options or SARs, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.
     6. Important Tax Information. You should refer to Section 13 and Annex B of the Offer to Exchange, which contains important tax information. We advise you to consult with your tax advisor with respect to the tax consequences of electing to exchange or not to exchange your Eligible Options or Eligible SARs pursuant to the Offer.